Exhibit 10.2

S&W DRAFT
March 16, 2015

DEVELOPMENT AND INDEMNIFICATION AGREEMENT

by and among

RHODE ISLAND ENERGY PARTNERS, LLC,

York Renewable Energy Partners LLC

and

BLUE SPHERE CORPORATION

Dated as of April 8, 2015

TABLE OF CONTENTS

ARTICLE I. Consideration		2

1.01.	Consideration	2
1.02.	Holdback	2

ARTICLE II. The Closing		3

ARTICLE III. Representations and Warranties of Development		3

3.01.	Organization	3
3.02.	Authorization of the Documents; No Conflicts.	3
3.03.	Required Consents or Approvals	4
3.04.	Capitalization of Project LLC.	4
3.05.	Defaults	5
3.06.	Absence of Undisclosed Liabilities	5
3.07.	Absence of Changes	5
3.08.	Assets, Properties and Rights; Title.	6
3.09.	Employees; Employee Benefits.	7
3.10.	Contracts.	7
3.11.	Compliance; Licenses and Permits; Environmental Matters.	7
3.12.	Litigation	9
3.13.	Tax Matters.	9
3.14.	Related Party Transactions	9
3.15.	Brokers	10
3.16.	Real Property	10
3.17.	Project Intellectual Property	11
3.18.	Bank Accounts; Managers; Officers	12
3.19.	Powers of Attorney	12
3.20.	Eligibility for Tax Credits	12
3.21.	Project Development.	12
3.22.	Regulatory Matters	13
3.23.	Qualification.	13
3.24.	Information	14

ARTICLE IV. Representations and Warranties of the Company		14

4.01.	Organization	14
4.02.	Authorization of the Documents; No Conflicts.	14
4.03.	No Consent or Approval Required	15
4.04.	Authorization of Series B Units	15
4.05.	Registration Rights	15

ARTICLE V. Representations and Warranties of the Investor		15

5.01.	Authorization of the Documents; No Conflicts.	15
5.02.	Brokers and Finders	16

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TABLE OF CONTENTS

ARTICLE VI. Closing Deliverables		16

6.01.	Development’s Closing Deliverables.	16
6.02.	The Company’s Closing Deliverables	17
6.03.	Investor’s Closing Deliverables	17

ARTICLE VII. Covenants		18

7.01.	Tax Characterization	18
7.02.	Insurance	18
7.03.	Public Announcements	18
7.04.	Confidentiality	18
7.05.	Transfer Taxes	19
7.06.	Development Release	19
7.07.	Project LLC Liabilities	19
7.08.	Original Promissory Notes	19
7.09.	Further Assurances	20

ARTICLE VIII. Indemnification		20

8.01.	Survival of Representations, Warranties, Agreements and Covenants, Etc	20
8.02.	Indemnification.	20
8.03.	Limits on Indemnification	22
8.04.	Set-Off Right	22

ARTICLE IX. Miscellaneous		22

9.01.	Assignment	22
9.02.	Entire Agreement; Severability	22
9.03.	Notices	23
9.04.	Amendments; Waivers	24
9.05.	Counterparts	24
9.06.	Headings	24
9.07.	Governing Law	24
9.08.	Arbitration	24
9.09.	Specific Performance	25

ARTICLE X. Definitions; Interpretation		25

10.01.	Definitions.	25
10.02.	Index of Certain Other Definitions	31
10.03.	Rules of Construction	32

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Project LLC Purchase Agreement
Exhibit B	Form of LLC Agreement

Disclosure Schedules

Development Disclosure Schedules

Schedules
Schedule 3.02	Consents and Notices
Schedule 3.04	Capitalization of Project LLC
Schedule 3.06	Project LLC Liabilities
Schedule 3.07	Absence of Changes
Schedule 3.08	Description of Assets
Schedule 3.10	Contracts and Contracts Notices and Consents
Schedule 3.11(a)	Permits
Schedule 3.11(b)	Outstanding Permits
Schedule 3.11(d)	Consents and Notices under Permits and Outstanding Permits
Schedule 3.12(e)	Storage Tanks
Schedule 3.12(f)	Environmental Documentation
Schedule 3.12(g)	Releases
Schedule 3.14	Related Party Transactions
Schedule 3.16	Real Property
Schedule 3.17	Project Intellectual Property
Schedule 3.18	Bank Accounts; Managers; Officers
Schedule 3.20	Production Tax Credit
Schedule 3.21	Project Development
Schedule 6.01(h)	Biomass supply agreements to be delivered at Closing
Schedule C	Permitted Encumbrances

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DEVELOPMENT AND INDEMNIFICATION AGREEMENT

This Development and Indemnification Agreement, dated as of April 8, 2015 (this “Agreement”), is entered into by and among Rhode Island Energy Partners, LLC, a Delaware limited liability company (the “Company”), York Renewable Energy Partners LLC, a Delaware limited liability company (the “Investor”), and Blue Sphere Corporation, a Nevada corporation (“Development”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 10.01.

WHEREAS, Orbit Energy Rhode Island, LLC, a Rhode Island limited liability company (“Project LLC”), holds certain development rights and other assets, including without limitation, certain permits, technology rights and contractual rights necessary for the construction and operation of a high solids anaerobic digestion and energy generation facility for the production of biogas and electricity in Johnston, Rhode Island (the “Project”);

WHEREAS, Project LLC was organized by Orbit Energy, Inc., a North Carolina corporation (“Seller”), and, pursuant to a certain Amended and Restated Orbit Energy Rhode Island, LLC Purchase Agreement (including Exhibit A thereto) made and entered into by Seller and Development as of January 7, 2015 (the “Prior Purchase Agreement”), Development purchased 100% of the limited liability company interests of Project LLC (the “Interests”) from Seller, and Development became the sole member of Project LLC on January 7, 2015;

WHEREAS, Development, prior to and during the period in which it was the sole member of Project LLC, on behalf of Project LLC, procured and coordinated contractual and governmental and permitting rights necessary for the development and construction of the Project;

WHEREAS, Development, Project LLC, the Company and Seller have executed a certain Orbit Energy Rhode Island, LLC Membership Interest Purchase Agreement dated as of March [●], 2015 (“Project LLC Purchase Agreement”) pursuant to which (i) any automatic reversion of the Interests from Development to Seller has been deemed not to have occurred, and did not occur, and has been deemed, and is, null and void, (ii) immediately prior to the Closing hereunder, the Interests shall revert to Seller, and Seller shall become the sole member of Project LLC, and the Company shall purchase from Seller, the Interests for $386,432 and on the terms and conditions described therein, and (iii) Seller shall release the Company, the Investor and Project LLC and their respective assets, including the Project, from any liability for any of the obligations of Development under the Prior Purchase Agreement, and shall grant to Project LLC a perpetual, royalty-free, nonexclusive license to use certain technology in the Project on the terms and conditions set forth therein;

WHEREAS, the parties acknowledge and agree that (i) the Company is purchasing the Interests from Seller in reliance on the representations, warranties and covenants of Seller set forth in the Project LLC Purchase Agreement and the representations and warranties regarding Project LLC, its assets and liabilities and the Project and the covenants of Development set forth herein; and (ii) in consideration of the representations and warranties regarding Project LLC, its assets and liabilities and the Project and the covenants of Development set forth herein, (1) pay to Development a cash payment, subject to the Holdback (as defined herein), equal to the sum of (a) $562,500 (the “Closing Fee”), plus (b) $562,500 (the “Closing Development Fee” and, together with the Closing Fee, the “Holdback Amount”), plus (c) reimbursement for all documented payments made prior to the date hereof by Blue Sphere to Austep SpA in connection with the Project in an amount not to exceed $144,000 (the “Austep SpA Reimbursement Fee”), plus (d) reimbursement for all documented payments of document preparation and start-up costs made prior to the date hereof by Blue Sphere in connection with the Project in an amount not to exceed $333,500 (the “Preparation Fee” and, together with the Closing Fee, the Closing Development Fee and the Austep SpA Reimbursement Fee, the “Closing Payment”) and (2) issue to Development 2,275 Series B units of the Company (“Series B Units”), such that the Investor will be a member of the Company holding 7,725 Series A units (“Series A Units”) representing 77.25% of the limited liability company interests of the Company, and Development will be admitted as a member of the Company holding 2,275 Series B Units representing 22.75% of the limited liability company interests of the Company in accordance with the terms of an amended and restated limited liability company agreement of the Company, the form of which is attached here to as Exhibit B (the “LLC Agreement”);

WHEREAS, simultaneously with the Closing hereunder, the closing of the purchase of the Interests by the Company from Seller pursuant to the Project LLC Purchase Agreement shall take place;

NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:

ARTICLE I.
Consideration

1.01.         Consideration. Pursuant to the terms of the LLC Agreement and herein, as consideration for the representations, warranties, covenants and obligations of Development hereunder, at the Closing the Company shall (i) pay to Development, subject to the Holdback, the Closing Payment by wire transfer of immediately available funds in accordance with the wire transfer instructions previously delivered to the Company, and (ii) issue to Development 2,275 Series B Units and shall admit Development as a member of the Company in accordance with the terms of the LLC Agreement, effective as of the Closing (the Closing Payment and the Series B Units, together, the “Consideration”).

1.02.         Holdback. Development hereby agrees that, notwithstanding anything contained in this Agreement to the contrary, if, at or prior to the Closing, the Investor, in its sole discretion, waives one or both of the PPA Condition and the Interconnection Agreement Condition (each as defined herein), then the Closing Payment to be paid to Development at the Closing shall be reduced by the Holdback Amount (the “Holdback”). In the event that the Investor waives one or both of the PPA Condition and the Interconnection Agreement Condition in accordance with this Section 1.02, the Holdback Amount shall be paid to Development no later than three (3) Business Days following the date on which the last of the PPA Condition and the Interconnection Agreement Condition is satisfied.

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ARTICLE II.
The Closing

The closing hereunder shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, MA 02109 (the “Closing”).

ARTICLE III.
Representations and Warranties of Development

Except as set forth in the appropriately numbered section of the Development Disclosure Schedules, and as an inducement to the Investor to pay the Consideration, Development hereby represents and warrants to the Investor as of the date hereof as follows:

3.01.         Organization. Development is a duly organized and validly existing corporation under the laws of Nevada, is duly qualified to do business and is in good standing in each other jurisdiction where the laws of that jurisdiction require such qualification and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents to which it is or will be a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Project LLC is a duly organized and validly existing limited liability company under the laws of Rhode Island, is duly qualified to do business and is in good standing in each other jurisdiction where the laws of that jurisdiction require such qualification and has all requisite limited liability company power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents to which it is or will be a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Development has made available to the Investor true and complete copies of Development’s and Project LLC’s executed Organizational Documents, as presently in effect.

3.02.         Authorization of the Documents; No Conflicts.

(a)          Each of Development and Project LLC has all requisite corporate or limited liability company power and authority, as applicable, to execute, deliver and perform under the Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Development and Project LLC of the Documents to which it is a party have been duly authorized by all requisite board of directors and shareholder action or limited liability company manager and member action, as applicable, of such entity, and each Document to which Development or Project LLC is a party constitutes a valid and binding obligation of Development or Project LLC, as applicable, enforceable against Development or Project LLC, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles. The approval of Development’s shareholders is not required to execute, deliver and perform the Documents to which it is a party or to consummate the transactions contemplated by the Documents.

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(b)          The execution, delivery and performance by each of Development and Project LLC of the Documents to which it is a party, its consummation of the transactions contemplated thereby and its compliance with the provisions thereof will not (A) violate any provision of any Law applicable to Development or Project LLC or any of their respective properties or assets, (B) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under their respective Organizational Documents, or (C) except as set forth on Schedule 3.02(b), conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Development or Project LLC, including, without limitation, under any Contract, Permit or Outstanding Permit.

3.03.         Required Consents or Approvals. All filings, consents and approvals set forth on Schedule 3.03(b), Schedule 3.10 and Schedule 3.11(d) have been timely made or obtained, as applicable, and there are no notices, consents, approvals or authorizations of, declarations to or filings with any Person, including any Governmental Authority, required for the valid authorization, execution and delivery by each of Development and Project LLC of any Document to which it is a party or for its consummation of the transactions contemplated thereby.

3.04.         Capitalization of Project LLC.

(a)          Project LLC was organized by Seller and pursuant to the Prior Purchase Agreement, Development purchased 100% the Interests from Seller, and Development became the sole member of Project LLC on January 7, 2015. Any automatic reversion set forth in the Prior Purchase Agreement has been deemed not have occurred, and did not occur, and has been deemed, and is, null and void. Pursuant to the Prior Purchase Agreement and the Project LLC Purchase Agreement, the Interests automatically reverted to Seller without further action on the date hereof, and effective on the date hereof, Seller again became the sole owner of the Interests and the sole member of Project LLC.

(b)          Schedule 3.04 accurately sets forth for Project LLC, for the periods from its date of formation through the date hereof: (i) the number and type of its authorized limited liability company interests, (ii) the number and type of its outstanding limited liability company interests, and (iii) the names and addresses of record of all members and all other holders of its issued and outstanding limited liability company interests, and the number and types of limited liability company interests held of record by each of them. Project LLC has no other equity interests other than the limited liability company interests authorized or issued and outstanding, other than those set forth on Schedule 3.04.

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(c)          All of the issued and outstanding limited liability company interests of Project LLC have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any equity securities of Project LLC is authorized or outstanding; Project LLC has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any limited liability company interests or other equity securities or any evidences of indebtedness or assets; Project LLC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof, and there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Project LLC. Other than as contemplated by this Agreement, since the date of formation of Project LLC, there have not been any members or holders of limited liability company interests of Project LLC other than Development and Seller.

(d)          All of the issued and outstanding equity securities of Project LLC have been offered, issued and sold by Project LLC in compliance with applicable federal and state securities Laws. Project LLC has not issued any certificates or other instruments to evidence its equity interests.

(e)          There is no limited liability company agreement of Project LLC. Seller is the sole member of Project LLC and the sole record and beneficial owner of all of the issued and outstanding limited liability company interests of Project LLC, and Development has complied with all requirements required by Law to consummate the transfer of 100% of the limited liability company interests of Project LLC from Development to Seller and to admit Seller as the sole member of Project LLC.

3.05.         Defaults. Project LLC (i) is not in default under its Organizational Documents or any Contract or Permitted Encumbrance to which it is a party or by which it or its properties are bound or affected and (ii) is not in material default under any Law applicable to Project LLC. There exists no condition, event or act which constitutes, or which, after notice, lapse of time or both, would constitute, a default by Project LLC under any of the foregoing.

3.06.         Absence of Undisclosed Liabilities. Schedule 3.06 sets forth the Liabilities of Project LLC or any of its assets or the Project. Except at set forth on Schedule 3.06, Project LLC has no Liabilities.

3.07.         Absence of Changes. With respect to Project LLC, since the date of its formation, except as set forth on Schedule 3.07 there has not been:

(a)          any Material Adverse Event,

(b)          any borrowing or agreement to borrow funds or any Liability incurred by Project LLC,

(c)          any asset or property of Project LLC made subject to any Encumbrance or Lien of any kind other than Permitted Encumbrances,

(d)          any waiver of any right of Project LLC or the cancellation of any debt owed to or claim held by Project LLC,

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(e)          any payment of distributions on, or other distribution with respect to, or any direct or indirect redemption, purchase or acquisition of, any equity securities of Project LLC,

(f)          any disposition of any material tangible or intangible asset of Project LLC, or any acquisition of any material tangible or intangible asset by Project LLC,

(g)          any loan by Project LLC to any officer, director, employee, consultant, agent, affiliate or stockholder or member,

(h)          any damage, destruction or loss (whether or not covered by insurance) of any material asset of Project LLC,

(i)          any entry into, or amendment or waiver of any right under, any Contract by Project LLC,

(j)          any change to any material tax elections (except as required by applicable Law), tax accounting period or tax accounting methods (except as required by applicable Law), any surrender of any right to claim a material tax refund, any settlement or compromise of any material tax Liability, or any entry into, or payment of, any amount under, any tax indemnity, tax sharing, tax allocation or similar agreement,

(k)          the filing or commencement of any Claim, litigation or action by or against Project LLC,

(l)          any other transaction not in the ordinary course of business, or

(m)          any agreement or commitment with respect to any of the foregoing matters.

3.08.         Assets, Properties and Rights; Title.

(a)          All of the assets owned, leased, used or held for use and necessary for the development, construction and operation of the Project are set forth on Schedule 3.08 together with the Project Miscellaneous Assets (collectively, “Project Assets”).

(b)          Project LLC does not own any equity of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity.

(c)          No Project Assets have been retained by Development or any of its Affiliates.

(d)          Following the consummation of the Project LLC Purchase Agreement and the transactions contemplated by this Agreement, the Company will have good and valid title to all of the issued and outstanding limited liability company interests in Project LLC, free and clear of all mortgages, judgments, Claims, liens, security interests, pledges, escrows, charges, pre-emptive rights, rights of first offer or first refusal, or other encumbrances of any kind or character whatsoever (“Encumbrances”) and the Company will be the sole member of Project LLC.

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3.09.         Employees; Employee Benefits.

(a)          Project LLC has no employees or independent contractors, and has no Liability with respect to former employees or independent contractors, if any.

(b)          Project LLC does not have any Liability, under or to, or sponsor, maintain, contribute to or otherwise participate in any Employee Benefit Plan.

3.10.         Contracts.

(a)          Schedule 3.10 sets forth an accurate and complete list of all contracts, indentures, leases, agreements and instruments (each, a “Contract” and collectively, the “Contracts”), whether written or oral (including any and all amendments, modifications, supplements and side letters with respect thereto), to which Project LLC is a party or by which it or any of its assets (including the Project and the Leased Real Property) are bound or which comprise or are necessary to any Project Assets.

(b)          Except as set forth in Schedule 3.10, all of the Contracts are in full force and effect and are enforceable in all respects in accordance with their terms and neither Project LLC nor any other party thereto is in breach or in default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any such Contract. No Person has provided notice that it may, or threatened in writing to, terminate or cancel any Contract. As of the date hereof, no Contract or Law restricts or inhibits in any way Project LLC’s right or ability to conduct its business in the manner as currently intended, other than any Law that requires Project LLC to obtain one or more Outstanding Permits. Set forth on Schedule 3.10 is a list of each Contract under which a notice to or consent from a counterparty is required in order to consummate the transactions contemplated by this Agreement or the Project LLC Purchase Agreement and to develop, construct, own or operate the Project.

3.11.         Compliance; Licenses and Permits; Environmental Matters.

(a)          Schedule 3.11(a) lists all Permits that are currently issued to Project LLC relating to the Project. Project LLC has complied in all material respects with, and is not in material violation in any respect of, any Law or Permit. To the Knowledge of Development, there is no fact or circumstance, including a proposed change in Law, which would, or might reasonably be expected to, result in any material violation by Project LLC of any Law or Permit. All of the Permits listed on Schedule 3.11(a) are final and in full force and effect, the periods to appeal such Permits have expired, no material violations are outstanding or uncured with respect to any such Permits, and no Claim is pending or, to the Knowledge of Development, threatened to revoke, limit or materially modify any such Permits.

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(b)          Schedule 3.11(b) lists all of the other Permits (including all pending applications for Permits) that Project LLC still requires, as of the date hereof, in order to develop, construct, own or operate the Project in the manner as currently intended and in compliance with Law (the “Outstanding Permits”). Except as set forth on Schedule 3.11(b), complete applications for all Outstanding Permits have been filed with the appropriate Governmental Authorities, and Development has no reason to believe the Outstanding Permits will not be issued in due course.

(c)          As of the date hereof, the Permits and the Outstanding Permits constitute all of the licenses, permits, approvals, registrations and other authorizations that are required to develop, construct, own and operate the Project as currently intended and in compliance with Law.

(d)          Schedule 3.11(d) lists all Permits and Outstanding Permits for which a notice to or consent of a Governmental Authority or other Person is required in order to consummate the transactions contemplated by this Agreement or the Project LLC Purchase Agreement.

(e)          Schedule 3.11(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks located on the Leased Real Property.

(f)          Development has provided or otherwise made available to the Investor any and all environmental reports, studies, audits, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of Project LLC or the Leased Real Property related to compliance with Environmental and Safety Requirements (the “Environmental Documentation”), which Environmental Documentation is listed on Schedule 3.11(f).

(g)          Project LLC and the Leased Real Property have been and are in material compliance with all Environmental and Safety Requirements, and there are no Claims pending or, to the Knowledge of Development, threatened with respect to Project LLC, the Leased Real Property or the Project alleging any failure to so comply or involving any of Project LLC’s current or past operations or any of its current or past real property. Neither Development nor Project LLC has received any written notice, report or written Claim regarding, and Development has no Knowledge of, any (A) actual or alleged violation by Project LLC, the Project or the Leased Real Property of Environmental and Safety Requirements or (B) actual or potential Liability of Project LLC arising under Environmental and Safety Requirements, including, without limitation, any investigatory, remedial or corrective action obligation. Project LLC has not expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirement. Project LLC has not generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Hazardous Material, or owned, operated or leased any real property or assets in a manner that has given rise or is reasonably likely to give rise to Liabilities pursuant to any Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations. Except as set forth on Schedule 3.11(g), there has been no Release of any Hazardous Material at or onto the Leased Real Property or any property owned, leased or operated by Project LLC, and all such properties are free of any Environmental Liens.

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3.12.         Litigation. There is no litigation, cause of action, challenge, appeal (whether administrative or judicial) arbitration, audit, hearing, suit, investigation or proceeding (whether civil, criminal, administrative, investigative or informal) commenced or brought by any Person and conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator (“Proceedings”) pending or, to Development’s Knowledge, threatened against Project LLC; and neither Project LLC nor any of its assets are subject to or bound by any injunction, order, judgment or decree of any Governmental Authority.

3.13.         Tax Matters.

(a)          All Tax returns required to be filed by Development (with respect to the Project) and Project LLC have been timely filed and are true, correct and complete in all material respects, and all Taxes required to have been paid by Development (with respect to the Project) and by Project LLC have been paid or accrued within the prescribed period or any extension thereof. All Taxes required to be withheld by Development or Project LLC have been collected and withheld and have been either paid to the respective Governmental Authorities, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of the employer.

(b)          Project LLC has been treated as an entity that is disregarded as separate from its owner for United States federal and applicable state and local income tax purposes at all times since its date of organization. To Development’s Knowledge, no shareholder, officer or director of Development and no manager, officer or member of either the Company or Project LLC has taken a position, taken any action, or filed any election inconsistent with such treatment, and to the Knowledge of Development, no Taxing authority has taken a position inconsistent with such treatment.

(c)          Neither the Company nor Project LLC has been notified that the Internal Revenue Service or any other Taxing authority has raised any issues, or intends to raise any issues, in connection with any Taxes or Tax return of Development with respect to the Project or in connection with any Taxes or Tax return of the Company or Project LLC.

3.14.         Related Party Transactions. Except as set forth on Schedule 3.14, no current or former Affiliate, member, shareholder, director, officer, manager or employee of Development or Project LLC (each, a “Related Party”) is presently, or since such entity’s inception has been, directly or indirectly through his, her or its affiliation with any other Person, a party to any transaction providing for the furnishing of services by or to, or rental of real or personal property from or to, or otherwise requiring cash payments to or by Project LLC. Project LLC is not a party to any Contract or other commitment or transaction with a Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by Project LLC or in any Contract to which Project LLC is a party or in any other Person with which Project LLC is or has been party to a Contract. There are no outstanding Claims, accounts payable or receivable, intercompany loans, indebtedness or other Liabilities between Project LLC, on the one hand and any Related Party on the other hand and, as of the Closing, all such Liabilities have been, or as of the Closing will have been repaid in full.

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3.15.         Brokers. Except as set forth on Schedule 3.15, neither Development nor Project LLC, nor any of the officers, directors, employees, shareholders, managers or members of Development or Project LLC, has employed any broker or finder in connection with the transactions contemplated by this Agreement or the other Documents, and Development shall be solely responsible for the payment of any such broker or finder fees.

3.16.         Real Property

(a)          Project LLC does not own and has never owned fee simple title to any real property. Schedule 3.16 lists all real property in which Project LLC holds a leasehold interest (the “Leased Real Property”). Project LLC has a valid leasehold interest in the Leased Real Property pursuant to that certain lease with Shelby Realty, Inc., as landlord, as described on Schedule 3.16 (the “Lease”), free and clear of any Liens and Encumbrances, other than Permitted Encumbrances. Development has delivered or made available to the Investor a true, complete and correct copy of the Lease and the Lease has not been amended or modified except as disclosed in Schedule 3.16. The Lease is in full force and effect, no uncured written notice of default has been received by or issued by Development or Project LLC in connection with the Lease and, to Development’s Knowledge, no event has occurred that, with the giving of notice or the passage of time, would constitute a default under the Lease. [The consummation of the transactions contemplated by this Agreement and the other Documents does not require the consent of the landlord under the Lease.]

(b)          Development has delivered or made available to the Investor true, complete and correct copies of all title insurance policies, opinions, abstracts and surveys in the possession of Development relating to the Leased Real Property. The anticipated use and operation of the Leased Real Property in connection with the Project do not violate in any material respect any Law, Permitted Encumbrance, covenant, condition, restriction, easement, license, permit or agreement. There are no Proceedings pending nor, to Development’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of appropriation, condemnation or like proceeding, or of any violation of any zoning law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting the Leased Real Property.

(c)          Neither Development nor Project LLC has granted any assignment, lease, license, sublease, easement, concession or other agreement (written or oral) granting to any Person the right to possess, use or occupy any of the Leased Real Property. No portion of the Leased Real Property is subject to any right of first refusal, option to purchase or lease granted to any Person except Project LLC.

(d)          Neither Development nor Project LLC has received written notice of any appropriation, condemnation or like proceeding, or of any violation of any zoning law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting any of the Leased Real Property.

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(e)          The electricity, water, telecommunications and other services needed to develop, construct, own and operate the Project are available at the Leased Real Property. To the Knowledge of Development, there is no fact or circumstance, which would, or might reasonably be expected to, result in electricity, water, telecommunications and other services necessary to develop, construct, own and operate the Project becoming unavailable at the Leased Real Property.

(f)          Project LLC has sufficient legal access and use of the Leased Real Property to develop, construct, own and operate the Project as presently intended.

(g)          No physical work has commenced on the Project on the Leased Real Property.

(h)          The Leased Real Property is all the real property that is necessary for the normal operation and maintenance by Project LLC of the Project in accordance with its design pursuant to the EPC Agreement and in accordance with Law.

3.17.         Project Intellectual Property

(a)          A list and description of the Project Intellectual Property of Project LLC is set forth on Schedule 3.17(a). Development has made available to the Investor copies of all material documents relating to all Project Intellectual Property in its possession (other than computer software that is generally available to consumers at retail and licensed pursuant to “shrink-wrap", “click-through” or other similar standard license agreements). Except as set forth in Schedule 3.17(a), (i) the Project Intellectual Property owned by Project LLC Company is valid and enforceable and (ii) Project LLC owns or licenses and possesses all right, title and interest in and to, or possesses the valid right to use, all of the Project Intellectual Property free and clear of all Liens.

(b)          The Project Intellectual Property includes all of the Intellectual Property which is necessary for the conduct of Project LLC’s business as currently conducted, or, with respect to the Project to the extent developed, intended to be conducted, and there are no other items of Intellectual Property that are material to the ordinary conduct of the business or the proposed business of Project LLC. The operation of Project LLC’s business, as currently conducted, or, with respect to the Project to the extent developed, intended to be conducted, and the use of the Project Intellectual Property in connection therewith, do not conflict with, infringe, dilute, misappropriate or otherwise violate any third party’s Intellectual Property; no claim is pending or threatened in writing or, to Development’s Knowledge, threatened in any format other than in writing against Project LLC alleging any of the foregoing. All documents in connection with Project LLC’s title to, validity and enforceability of the Project Intellectual Property form part of the records or materials in Project LLC’s possession and control. The Project Intellectual Property is valid, existing and enforceable and has not been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. None of the Project Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling from any Governmental Authority (1) restricting the use of such Project Intellectual Property or (2) that would impair the validity or enforceability of such Project Intellectual Property. No Governmental Authority, university or other organization (1) has funded Project LLC’s development activities or (2) has any claim of right to, ownership of, or other Encumbrance on, any of the Project Intellectual Property.

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3.18.         Bank Accounts; Managers; Officers. Schedule 3.18 contains a true and correct list of (i) the names of all banks and other financial institutions in which Project LLC currently has an account, deposit or safe deposit box, along with the account numbers and the names of all Persons holding check-signing or withdrawal power or other authority with respect thereto, and (ii) the names of all managers and, if applicable, officers and directors of Project LLC who served in such positions from January 7, 2015 through the date hereof and prior to the reversion of the Interests to Seller, and the title and position of each.

3.19.         Powers of Attorney. There are no powers of attorney or any similar documents pursuant to which any Person (other than Project LLC) has authority to bind or act on behalf of Project LLC or the Project.

3.20.         Eligibility for Tax Credits. As of December 31, 2014, the Project as designed and defined herein was qualified as having commenced construction for purposes of qualifying the Project for the Production Tax Credit in Section 45 of the Code, and the investment tax credit under Section 48 of the Code. Schedule 3.20 sets forth a description of the actions taken to achieve such qualification of the Project, with references to supporting documentation.

3.21.         Project Development.

(a)          Except as set forth on Schedule 3.21, Development and Project LLC have submitted all documentation required by the Transmission Provider to interconnect the Project to the transmission or distribution system of the Transmission Provider and has obtained all approvals required by the Transmission Provider in connection with the interconnection of the Project to the Transmission Provider’s transmission or distribution system. All easements or rights-of-way necessary to interconnect the Project to the Transmission Provider have been obtained. Development has provided to the Investor a true and complete copy of each such application, approval and related documents, and Project LLC is and will be in compliance with all applicable requirements of the Transmission Provider.

(b)          Except as set forth on Schedule 3.21, Development and Project LLC have submitted all documentation required by the Power Purchaser to make arrangements to deliver and sell to the Power Purchaser at the interconnection point any and all output of the Project and has entered into the Power Purchase Agreement with the Power Purchaser for the delivery and sale of such output, and Project LLC is in compliance with the terms and conditions of the Power Purchase Agreement. All approvals and actions necessary to make such Power Purchase Agreement effective to enable Project LLC to commence delivery thereunder have been undertaken, and there are no facts or circumstances that would be expected to result in non-compliance with the terms and conditions of the Power Purchase Agreement in the future. Development has provided to the Investor a true and complete copy of the applicable Power Purchase Agreement and any other related documentation and agreements.

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(c)          Except as set forth on Schedule 3.21, Project LLC has completed and is in compliance with the requirements of the Rhode Island Public Utilities Commission with respect to all filings and approvals required to be made or obtained in connection with the Project.

(d)          Except as set forth on Schedule 3.21, neither Development nor Project LLC has received written notice (or, to the Knowledge of Development, any oral notice) from the Power Purchaser, specific to the Project or otherwise, that such Power Purchaser has taken or has determined to take any action with respect to termination or impairment of any rights under any the Power Purchase Agreement, system impact or interconnection studies, system facilities agreements or other Contracts relating to interconnection of and purchase of power from the Project. Except as set forth on Schedule 3.21, Development and Project LLC, as applicable, have timely made all material deposits and other payments, and filed all reports and other information, required in order to maintain the Power Purchase Agreement, system impact or interconnection studies, system facilities agreement or any other Contract relating to interconnection of and purchase of power from the Project.

(e)          Development shall, following the Closing, cooperate with Project LLC in order to effectuate all further notices, filings and consents that may be required in connection with the Power Purchase Agreement, requirements of the Rhode Island Public Utilities Commission (and all permits, approvals, authorizations and registrations therewith and related thereto), FERC or otherwise by the Transmission Provider or Power Purchaser with respect to the change of control of the Project LLC, including taking such reasonable actions requested by the Investor to facilitate or otherwise assist therewith.

3.22.         Regulatory Matters. The Project is certified as a “Qualifying Facility” by FERC in accordance with the Public Utility Regulatory Policies Act of 1978, and Project LLC has filed FERC Form No. 556 with respect to the Project and has provided or will provide notices of “Qualifying Facility” status to the Power Purchaser and the Rhode Island Public Utilities Commission, where required by FERC and applicable state regulation. The Project shall, at the time it is placed in service, qualify as “new capacity,” as defined by FERC.

3.23.         Qualification.

(a)          The Series B Units are being acquired for investment purposes only for Development’s own account and not with a view to or in connection with any distribution, reoffer, resale or other disposition not in compliance with the Securities Act and applicable state securities laws.

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(b)          Development is experienced and sophisticated with respect to the transactions contemplated by this Agreement and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Series B Units. Development is aware that it must bear the economic risk of its investment in the Company for an indefinite period of time because its Series B Units have not been registered under the Securities Act or under any applicable state securities laws and, therefore, cannot be sold unless the Series B Units are subsequently registered under the Securities Act and any applicable state securities laws or pursuant to an exemption thereunder

3.24.         Information

(a)          The written information created or developed by Development and provided by Development to the Investor (other than any financial projections) does not contain any untrue statement of a material fact or omit to state a fact that, in the case of such statement or omission, could be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)          To Development’s Knowledge, the written information created or developed by any third party and provided by Development to the Investor does not contain any untrue statement of a material fact or omit to state a fact that, in the case of such statement or omission, could be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

ARTICLE IV.
Representations and Warranties of the Company

The Company represents and warrants to Development as of the date hereof as follows:

4.01.         Organization. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, is duly qualified to do business and in good standing in each other jurisdiction where the laws of that jurisdiction require such qualification and has all requisite power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents to which it is or will be a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The Company has furnished the Investor with true and complete copies of its executed Organizational Documents, as presently in effect.

4.02.         Authorization of the Documents; No Conflicts.

(a)          The Company has all requisite power and authority to execute, deliver and perform under the Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Documents to which it is a party have been duly authorized by all limited liability company and member action, and the Documents to which it is a party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles.

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(b)          The execution, delivery and performance by the Company of the Documents to which it is a party, its consummation of the transactions contemplated thereby and its compliance with the provisions thereof will not (A) violate any provision of any Law applicable to the Company or any of its properties or assets, (B) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under its Organizational Documents, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or (C) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the material properties or assets of the Company under any Contract.

4.03.         No Consent or Approval Required. No consent, approval or authorization of, or declaration to or filing with (including pursuant to any federal or state securities Laws), any Person is required for the valid authorization, execution and delivery by the Company of any Document to which it is a party or for its consummation of the transactions contemplated thereby, or for the valid authorization, issuance and delivery of the Series B Units, other than those consents, approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.

4.04.         Authorization of Series B Units. As of the Closing Date, (i) the authorization, issuance and delivery of the Series B Units have been duly authorized by all requisite limited liability company and member action on the part of the Company and its members; and (ii) the Series B Units are validly issued and outstanding pursuant to the LLC Agreement, with no personal liability attaching to the ownership thereof and, except as otherwise expressly provided by the LLC Agreement, not subject to any preemptive rights, rights of first refusal or other similar rights of the members of the Company or any other Person.

4.05.         Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any Series B Units or any other securities (including debt securities) or equity interests of the Company.

ARTICLE V.
Representations and Warranties of the Investor

The Investor represents and warrants to Development and the Company as of the date hereof as follows:

5.01.         Authorization of the Documents; No Conflicts.

(a)          The Investor has all requisite power and authority to execute, deliver and perform its obligations under the Documents to which it is a party and to consummate the transactions contemplated to be performed by the Investor thereby. The execution, delivery and performance by the Investor of the Documents to which it is a party have been duly authorized by all requisite limited liability company and member action of the Investor and its members, and each Document to which it is a party constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles.

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(b)          The Investor’s execution, delivery and performance of the Documents to which it is a party, its consummation of the transactions contemplated thereby and its compliance with the provisions thereof will not (A) violate any provision of any Law applicable to the Investor or any of its properties or assets or (B) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under the constituent agreements of the Investor, or result in the creation of any Encumbrance upon any of the properties or assets of the Investor.

5.02.         Brokers and Finders. No Person acting on behalf or under the authority of the Investor is or will be entitled to any broker’s, finder’s, or similar fee or commission from Development in connection with the transactions contemplated hereby by this Agreement or the other Documents.

ARTICLE VI.
Closing Deliverables

6.01.         Development’s Closing Deliverables.

At the Closing, Development shall deliver to the Company the following:

(a)          the LLC Agreement executed by Development;

(b)          an amended and restated Lease executed by Project LLC and Shelby Realty, Inc., as landlord, in form satisfactory to the Investor;

(c)          evidence satisfactory to the Investor that all original promissory notes signed by Project LLC in connection with the Lease, and all amendments and extensions thereto, have been satisfied and paid in full without liability to Project LLC prior to the Closing;

(d)          an assignment executed by Development and an assignment executed by Seller assigning all Project Assets owned by such entities, if any, to Project LLC, on terms acceptable to the Investor;

(e)          an executed EPC Agreement between Project LLC and Auspark LLC, and an estoppel certificate from Auspark LLC with respect to such EPC Agreement, each in form satisfactory to the Investor;

(f)          execution and delivery of the third amendment to a Power Purchase Agreement between Project LLC and National Grid as approved by the Rhode Island Public Utility Commission (the “PPA Condition”), or waiver of such approval condition in the Investor’s discretion, in which case the such approval will be obtained and delivered post-Closing;

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(g)          execution and delivery of the final Interconnection Agreement between Project LLC and National Grid, including receipt of any regulatory approvals as may be necessary from the Rhode Island Public Utility Commission (the “Interconnection Agreement Condition”), or waiver of such condition in the Investor’s discretion, in which case such a final executed and approved Interconnection Agreement will be obtained and delivered post-Closing;

(h)          copies of biomass supply agreements between Project LLC and each of the counterparties as set forth on Schedule 6.01(h), on terms acceptable to the Investor;

(i)          except as otherwise agreed by the Investor, receipt of all permits necessary for the construction and operation of the Project, except those permits which are not able to be issued until a stage in the Project after the Closing

(j)          written evidence satisfactory to the Investor of the delivery of notices and copies of executed counterparty consents as set forth on Schedule 3.02, Schedule 3.10 and Schedule 3.11(d);

(k)          written evidence satisfactory to the Investor documenting the Austep SpA Reimbursement Fee;

(l)          written evidence satisfactory to the Investor documenting the Preparation Fee;

(m)          resignations of all of the Affiliates of Development who are or ever were managers and officers of Project LLC and executed releases from each of any claims against Project LLC;

(n)          certified copies of (i) all Organizational Documents of Development and Project LLC and (ii) requisite board of directors, shareholder and member actions taken by Development to authorize the execution and delivery of the Documents to which it is a party and its consummation of the transactions contemplated thereby, and such other documents and other instruments as the Investor or its counsel may reasonably request.

6.02.         The Company’s Closing Deliverables. At the Closing, the Company shall deliver the following to Development:

(a)          The Closing Payment in accordance with Article I, subject to the Holdback; and

(b)          The LLC Agreement executed by the Company.

6.03.         Investor’s Closing Deliverables. At the Closing, the Investor shall deliver the following:

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(a)          The LLC Agreement executed by the Investor;

(b)          Copies of all requisite limited liability company actions taken by the Investor to authorize the Investor’s execution and delivery of the Documents to which it is a party and its consummation of the transactions contemplated thereby, and such other documents and other instruments as the Company or its counsel may reasonably request.

ARTICLE VII.
Covenants

7.01.         Tax Characterization. Except as otherwise required by applicable Law, the parties will treat the transactions taking place on or in connection with the Closing for United States federal and applicable state and local income Tax purposes as (i) a taxable purchase of all of the assets of Project LLC from Seller for cash in the amount of $386,432 plus the amount of liabilities, if any of Project LLC, immediately followed by (ii) a contribution of all of the assets of Project LLC, subject to any liabilities of Project LLC, by the Investor to a new partnership (i.e., the Company) in exchange for 100% of the Series A Units and (iii) an undertaking by Development to provide ongoing assistance to shepherd the Project through development and construction in exchange for 100% of the Series B Units, which Series B Units will be treated as “profits interests” for United States federal and applicable state and local income Tax purposes. Consequently, Development will have an opening capital account balance of $0, and the Investor will have an opening capital account balance equal to the Closing Payment less the Holdback, if any, contributed by the Investor to the Company at the Closing, to fund the payment of such amount to Development pursuant to this Agreement.

7.02.         Insurance. The Company shall maintain with financially sound and reputable insurers such insurance as is reasonably satisfactory to the Investor to such extent and against such hazards and liabilities, as is reasonably satisfactory to the Investor. The Company shall at all times ensure that the LLC Agreement shall provide for indemnification of the Company’s current and former directors/managers to the fullest extent permitted by applicable Law.

7.03.         Public Announcements. Except as required by applicable Law, none of the parties hereto shall make any public disclosure regarding the transactions contemplated by this Agreement and the other Documents without the prior consent of the Investor as to both the form and content of such announcement. Where disclosure is required by applicable Law, the disclosing party will use its good faith efforts to advise the Investor and to obtain its consent prior to making the disclosure.

7.04.         Confidentiality. Each of the parties hereto hereby agrees that the information regarding a party to this Agreement that was obtained by the other party to this Agreement during the negotiation and execution of this Agreement or the other Documents, or the effectuation of the transactions contemplated hereby and thereby, shall be held in confidence by such other party, and such other party shall not make any disclosure of any such information unless (i) the release of such information is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction or (ii) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any applicable Law or other restriction. Each party agrees that it shall, upon learning that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the other party and allow the other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information.

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7.05.         Transfer Taxes. Development shall be responsible for and pay, or reimburse the Company and the Investor on demand for, all applicable excise, sales (including any bulk sales), transfer, real estate transfer, documentary, filing and other similar Taxes that may be imposed upon, or payable or collectible or incurred in connection with, the transactions contemplated by this Agreement and the other Documents, whether levied on the Investor, the Company, Project LLC or any of their respective Affiliates. The Company shall be responsible for preparing and timely filing any Tax returns required by applicable Law with respect to any such Taxes.

7.06.         Development Release. Development and its past and present parent companies, subsidiaries, affiliates, divisions, predecessors, successors, assignees, agents, partners, members, representatives, officers, directors, managers, employees, consultants, licensees, sublicensees, shareholders, insurers, assigns, and their attorneys, and all persons acting by, through, under or in concert with them or any of them, other than the Investor, the Company or Project LLC (all collectively referred to as the “Releasors”), (i) do hereby release and forever discharge the Investor, the Company and Project LLC and each of their respective past and present parent companies, subsidiaries, Affiliates, divisions, predecessors, successors, assignees, agents, partners, members, representatives, officers, directors, managers, employees, consultants, licensees, sublicensees, shareholders, insurers, assigns, past and present, and their attorneys, and all persons acting by, through, under or in concert with them or any of them, other than Development (all collectively referred to as the “Releasees”), of and from any and all claims, causes of action, suits, debts, liens, contracts, judgments, agreements, promises, infringements, liabilities, claims, demands, damages, losses, costs, or expenses of any nature whatsoever, known or unknown, fixed or contingent, which the Releasors or any of them now has or may hereafter have against the Releasees, or any of them, including any of the respective assets of the Releasees, including without limitation the Project and the limited liability company interests of Project LLC, relating to or by reason of the Prior Purchase Agreement, and the failure of Development to perform any obligations under the Prior Purchase Agreement, or the failure of Project LLC or the Project to perform any of its obligations or obligations imputed to it under the Prior Purchase Agreement, including to pay the Development Fee, the extension fee, the Seller Participation Fee, the Management Fee (each as defined in the Prior Purchase Agreement) or the failure to disclose or deliver financial information about the Project or Project LLC, and (ii) do hereby waive any rights to impose liens, remedies or liabilities on or against any of the Releasees or their assets due to or arising out of Development’s failure to perform its obligations under the Prior Purchase Agreement or the Project LLC Purchase Agreement.

7.07.         Project LLC Liabilities. Development shall solely be responsible for, and shall have paid when due, and shall timely pay, when due, all Project LLC Pre-Closing Liabilities and shall indemnify the Company and the Investor pursuant to and in accordance with Article VIII for all Project LLC Pre-Closing Liabilities.

7.08.         Original Promissory Notes. Within three (3) Business Days following the Closing Date, Development shall deliver the original promissory notes referenced in Section 6.01(c), to the extent they exist, to the Investor’s counsel at the following address: Sullivan & Worcester LLP, One Post Office Square, Boston, MA 02109, Attn: Benjamin J. Armour.

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7.09.         Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Documents. Development agrees to use its reasonable best efforts to assist the Company and Project LLC in obtaining the Outstanding Permits as promptly as practicable following the Closing.

ARTICLE VIII.
Indemnification

8.01.         Survival of Representations, Warranties, Agreements and Covenants, Etc. Notwithstanding any investigation made at any time by or on behalf of any party hereto, all representations and warranties contained in this Agreement or in any other Document will survive the Closing until the twenty-four (24) month anniversary of the Closing Date; provided, however, that the representations and warranties contained in any Company Fundamental Representation or any Development Fundamental Representation (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations (including applicable extensions thereof). The covenants and other agreements of the parties contained in this Agreement will survive the Closing until they are otherwise terminated, whether by their terms or as a matter of Law.

8.02.         Indemnification.

(a)          Development (the “Indemnitor”) will indemnify, defend and hold harmless the Investor and its Affiliates (including, without limitation, the Company and Project LLC) and their respective partners, members, officers, directors, managers, employees, agents and representatives other than Development (collectively, the “Indemnified Parties”) against all Losses actually suffered by any Indemnified Party, and none of the Indemnified Parties will be liable to the Company, Project LLC or any equity holder of the Company for or with respect to any and all Losses, together with all costs and expenses (including legal and accounting fees and expenses) related thereto or incurred in enforcing this Article VIII, arising from or related to (x) the breach of any of the representations or warranties of Development to the Investor contained in this Agreement or any other Document, or (y) the breach of any covenant or agreement of Development contained in this Agreement or any other Document.

(b)          An Indemnified Party shall promptly notify the Indemnitor of any event or occurrence that may give rise to Losses for which such Indemnified Party (a “Claimant”) may seek recovery from the Indemnitor pursuant to this Article VIII; provided that, if such event or occurrence is a Claim or Proceeding by a third party (a “Third Party Claim”), a Claimant shall give such notice thereof in writing as soon as practicable, but in no event later than twenty (20) days following the receipt of notice of the commencement of any action or Proceeding. Each such notice shall describe in reasonable detail the basis of the claim for indemnification and, to the extent received, deliver copies of all related notices and documents (including court filings) concerning such claim. The failure to give notice as required by this Section in respect of a Third Party Claim in a timely fashion shall not result in a waiver of any right hereunder except to the extent that the ability of the Indemnitor to defend against such Third Party Claim is actually prejudiced by the failure of the Claimant to give notice in a timely fashion as required by this Section.

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(c)          The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any Third Party Claim. If the Indemnitor fails to elect in writing within thirty (30) Business Days (or such earlier time as is appropriate: (i) if the failure to make such election would actually prejudice the defense of such Third Party Claim, (ii) as is necessary to preserve any of the Indemnified Parties’ rights with respect to such Third Party Claim or (iii) as is otherwise required in accordance with applicable Law) of the notification referred to above to assume the defense or settlement of such Third Party Claim, or if the Indemnitor makes such election but fails to deliver a written acknowledgement of the Indemnitor’s liability for such Third Party Claim within thirty (30) Business Days of the notification referred to above, the Indemnitor shall have no further right to assume the defense or settlement of such Third Party Claim and the Claimant may engage counsel at the reasonable expense of the Indemnitor to defend, settle or otherwise dispose of such Third Party Claim, which counsel shall be reasonably satisfactory to the Indemnitor; provided that the Claimant shall not settle or compromise any such Third Party Claim without the consent or agreement of the Indemnitor (which consent will not be unreasonably withheld or delayed).

(d)          In cases where the Indemnitor has assumed the defense or settlement of a Third Party Claim, the Indemnitor shall be entitled to assume the defense or settlement thereof at its expense with counsel reasonably acceptable to Claimant; provided that: (1) the Claimant (and its counsel) shall be entitled to continue to participate at its own cost (except as provided in Section 8.02(e) below) in any such Third Party Claim or in any negotiations or proceedings to settle or otherwise eliminate such Third Party Claim; (2) the Indemnitor shall not be entitled to settle or compromise any such Third Party Claim without the consent or agreement of the Claimant unless (x) the terms of such settlement provide for no relief other than the payment of monetary damages and (y) the Claimant will have no liability with respect to payment of such monetary damages; and (3) after written notice by the Indemnitor to the Claimant of its election to assume control of the defense of any Third Party Claim, the Indemnitor shall not be liable to such Claimant hereunder for any attorneys’ fees and disbursements and disbursements subsequently incurred by such Claimant in connection therewith (except as provided below).

(e)          Notwithstanding anything to the contrary in this Section 8.02, the Indemnitor shall continue to pay the reasonable attorneys’ fees and disbursements and other costs each Claimant may incur relating to such Claimant’s participation in any Third Party Claim (whether or not the Indemnitor shall have assumed the defense of such Third Party Claim) to the extent such participation relates to a Claim or defense as to which the Indemnitor or its counsel may have a conflict of interest; provided that the Indemnitor shall be responsible for the reasonable attorneys’ fees and expenses of no more than one (1) law firm engaged by the Claimant.

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8.03.         Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Indemnitor pursuant to Section 8.02(a)(x) (except with respect to the Fundamental Representations) shall be an amount equal to $[●]1 (the “Cap”); provided, however, that the Indemnitor shall not have any obligation to provide an indemnity to any Indemnified Party until the aggregate amount of all indemnifiable Losses for which the Indemnitor would, but for this proviso, be liable exceeds $[●]2, at which time the Indemnitor shall be liable to indemnify the Indemnified Parties for the entire amount of such Losses; provided further, however, that the preceding limitations of liability in this Section 8.03 shall not apply to any Losses or other claims to the extent resulting from any Project LLC Pre-Closing Liability, fraud, gross negligence, or willful misrepresentation or misconduct.

8.04.         Set-Off Right. Upon written notice to Development specifying in reasonable detail the basis therefor, the Investor may cause the Company to set off and pay to an Indemnified Party, any amount to which such Indemnified Party claims to be entitled from Development, and including any amounts that may be owed under this Article VIII or otherwise, against amounts otherwise payable as distributions or guaranteed payments to Development or any of its Affiliates under the LLC Agreement (including, without limitation, the Development Fee, as defined in the LLC Agreement) by virtue of the ownership by Development or any of its Affiliates of Series A Units or Series B Units or otherwise. The exercise of such right of set-off by the Investor in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement or the LLC Agreement, regardless of whether Development disputes such set-off claim. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit the Investor in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE IX.
Miscellaneous

9.01.         Assignment. This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns. Except as set forth herein, none of the Company, Development and the Investor may assign either this Agreement or any of its rights, interests, or obligations hereunder without the consent of the other parties, except that the Investor may assign this Agreement to any Affiliate of the Investor without consent.

9.02.         Entire Agreement; Severability. This Agreement, the Project LLC Purchase Agreement and the LLC Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Term Sheet dated March [●], 2015 among Development, Project LLC and Entropy Investment Management LLC. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

1 15% of the sum of the Closing Payment plus $386,432.

2 5% of the sum of the Closing Payment plus $386,432.

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9.03.         Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company or the Investor:

c/o York Capital Management

767 Fifth Avenue, 17th Floor, New York, New York 10153

Tel 212-710-6567

Fax 646-514-9321

Attention: General Counsel

Email: mmauro@yorkcapital.com

if to Development:

Blue Sphere Corporation

301 McCullough Drive, 4th Floor

Charlotte, NC 28262

Attn: Shlomi Palas

with copies to:

Orit Marom-Albeck, Adv.

4 Berkowitz St. Level 8 (Museum Tower)

Tel-Aviv , Israel, 6423806

Tel: +972-3-7778333

Fax: +972-3-7778444

e-mail: oritma@shibolet.com

or to such other address as any party may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery if a Business Day or, if not a Business Day, the next succeeding Business Day, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of telecopy transmission, when received if a Business Day or, if not a Business Day, the next succeeding Business Day, and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

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9.04.         Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No failure to exercise or delay in exercising any right hereunder, in whole or in part, shall operate as a waiver thereof.

9.05.         Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.06.         Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.07.         Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

9.08.         Arbitration. Any controversy or claim by or between the parties related in any way to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules; provided that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.  Any arbitration proceeding brought under this Agreement shall be conducted in New York City by a single arbitrator appointed by agreement of the parties within thirty (30) days of receipt by respondent of the demand for arbitration, or in default thereof by the AAA. Each of the Investor, on behalf of itself and its Affiliates, and the Company and Development, on behalf of themselves and their respective Permitted Transferees, Related Parties Affiliates and Subsidiaries, agree to be bound by this arbitration clause provided that they have either (i) signed this contract or a contract that incorporates this contract by reference or (ii) signed any other agreement to be bound by or cause any of their respective Permitted Transferees, Related Parties, Affiliates or Subsidiaries to be bound by this arbitration clause.  Each such party agrees that it may be joined as an additional party to an arbitration involving other parties under any such agreement.  The arbitrator(s) in the first-filed of such proceeding shall be the arbitrator(s) for the consolidated proceeding. The arbitrator, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based, and the arbitrator shall be required to follow the law of the state designated by the parties herein. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court having jurisdiction thereof.  Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C.§ 1 et seq. In any arbitration proceedings under this Agreement, each party shall pay all of its, his or her own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation shall be paid pursuant to the AAA Commercial Arbitration Rules, unless otherwise provided by law for a prevailing party.  The parties agree that, notwithstanding the foregoing, prior to the appointment of the arbitrator, nothing herein shall prevent any party from seeking preliminary or temporary injunctive relief against any other party in the federal or state courts of New York, County of New York.  For the avoidance of doubt, any actions for permanent relief or monetary damages shall be settled by arbitration.

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9.09.         Specific Performance. The parties agree that irreparable damage would occur and that the non-breaching party might not have an adequate remedy at law for money damages in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached by the other party. It is accordingly agreed that the non-breaching party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy it may be entitled to, without the requirement of posting a bond or other security.

ARTICLE X.
Definitions; Interpretation

10.01.         Definitions.

Capitalized terms used and not otherwise defined in this Agreement have the meaning ascribed to them below or in the other locations of this Agreement specified below:

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (i) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, Sunday or a legal holiday or other day on which banking institutions in New York, New York are authorized or obligated by Law, regulation or executive order to close.

“Claim” means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Fundamental Representations” means Section 4.01 (Organization), Section 4.02 (Authorization of the Documents; No Conflicts), and Section 4.04 (Authorization of Series B Units).

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“Confidential Information” means any data or information concerning the Project LLC or its business without regard to form, regarding (for example and including) (a) proprietary software; (b) product and services pricing and other details, marketing materials and plans, licenses, prices, costs, contracts, suppliers, customers, and customer lists; (c) the identity, skills, knowledge and compensation of employees, contractors, and consultants; (e) specialized training; (d) such of the following as are not now in the public domain: discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws in the United States or any other country; and (f) all other data and information in any way relating to the business of Project LLC that are customarily considered confidential information.

“Development Disclosure Schedules” means the schedules delivered by Development to the Investor on or prior to the date hereof, setting forth facts, circumstances and events the disclosure of which, or the inclusion therein, is required or permitted pursuant to any or all of Development’s covenants, representations and warranties contained in this Agreement.

“Development Fundamental Representations” means Section 3.01 (Organization), Section 3.02 (Authorization of the Documents; No Conflicts), Section 3.04 (Capitalization of Project LLC), Section 3.08 (Assets, Properties and Rights; Title), Section 3.13 (Tax Matters) and Section 3.15 (Brokers).

“Documents” means this Agreement, the LLC Agreement, the Project LLC Purchase Agreement and all other documents, agreements and instruments executed and delivered in connection herewith, in each case, as amended, modified or supplemented from time to time.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in §3(3) of ERISA) and any other employee benefit plan, program or arrangement, including any bonus or other incentive plan, plan for deferred compensation, profit-sharing, options to acquire stock, stock appreciation rights, stock purchases, or other equity-based plans or arrangements, employee health, life or other welfare benefit plan, severance arrangement or policy, any employment or consulting agreement, any change in control agreement or arrangement, any Tax gross-up agreement or arrangement, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, leave of absence, or life or accident benefits (including any voluntary employee benefits association (as defined in §501(c)(9) of the Code) providing for the same or other benefits).

“Environmental and Safety Requirements” means all Laws and contractual obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, investigation or cleanup of any Hazardous Materials.

“Environmental Attributes” means any environmental offsets or allowances, renewable production or investment tax credits, or environmental attributes, value or credits, or renewable energy certificates, green tags, tradable renewable certificates or portfolio energy credits or similar intangible property rights of any kind or nature, earned by or attributable to (a) the Project, or (b) the Project LLC, including those resulting from or associated with the Federal Clean Air Act (including, but not limited to, Title IV of the Clean Air Act Amendments of 1990), renewable energy certificates (or associated GIS Certificates), or any other state or federal acts, Laws or regulations that provide offsets, allowances or credits related to energy or emissions.

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“Environmental Liens” means a Lien in favor of a Governmental Authority or other Person (a) for any Liability under an Environmental and Safety Requirement or (b) for Losses arising from or costs incurred by such Governmental Authority or other Person in response to a Release or threatened Release of Hazardous Materials.

“EPC Agreement” means the executed Agreement for the Design, Construction and Delivery of a Biogas Plant between Auspark LLC and Orbit Energy Rhode Island, LLC, to be delivered prior to the Closing pursuant to Section 6.01(e) with respect to the Project.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FERC” means the Federal Regulatory Energy Commission.

“Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Hazardous Material” means any (a) substance, material, product or waste that is defined, characterized or otherwise considered to be toxic, hazardous, dangerous, a pollutant, a contaminant, or words of similar import, in or regulated pursuant to any Environmental and Safety Requirement; (b) petroleum or petroleum product, including crude oil or any fraction thereof; (c) natural gas, synthetic gas, or any mixture thereof; or (d) polychlorinated biphenyl, asbestos, mold or mold spore, urea formaldehyde foam, or radon.

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) copyrights in any work of authorship, including registrations and applications for registration, copyrights in computer software or programs, documentation (including without limitation design specifications, schema specifications, functional specifications, test specifications, requirements specifications and user documentation), databases and Internet website content, (d) industrial designs, including registrations and applications for registration, (e) data base rights, (f) Internet domain names, and rights in e-mail addresses, (g) trade secrets, rights in Confidential Information and other intellectual property rights, and (h) all Claims and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Interconnection Agreement” means that agreement for interconnection of and transmission of energy from the Project to be entered into by National Grid and Project LLC.

“Knowledge” means with respect to Development, the actual knowledge of Shlomi Palas, Gary Kuehl, Mark Radon, Efim Monosov, Schlomo Zakai and Roy Amitzur, provided however, absent fraud, these individuals shall have no personal liability under this Agreement.

“Law” means all provisions of laws (including common law), statutes, ordinances, rules, regulations, permits, certificates, orders or judgments of any Governmental Authority.

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“Lease” has the meaning set forth in Section 3.16(a).

“Leased Real Property” has the meaning set forth in Section 3.16(a).

“Liability” means any liability or obligation of any nature (whether known or unknown, matured or unmatured, secured or unsecured, fixed or contingent, accrued or unaccrued).

“Lien” means any lien, encumbrance, mortgage, deed of trust, security interest, easement, pledge, assessment, lease, adverse claim, levy, charge, transfer restriction, option or other restriction or third-party right.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person, excluding any indirect, special, incidental, consequential, punitive damages or lost profits, except to the extent such damages are recovered by third parties in connection with Third Party Claims that are indemnified under this Agreement.

“Material Adverse Event” means any material adverse event affecting the business, affairs, operations, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of the Project LLC or the Project.

“National Grid” means the Narragansett Electric Company, d/b/a National Grid.

“Organizational Documents” means, with respect to any Person, articles of incorporation, articles of organization, certificates of incorporation, certificates of formation, by-laws, partnership agreements, memoranda of association, articles of association, limited liability company agreements, joint venture agreements, instruments or documents, individually or collectively, pursuant to which such Person is established or organized, and that govern the internal affairs of such Person or such documents as may be amended from time to time.

“Patents” means all patents, patent applications, including utility and design patents, statutory invention registration, including any divisions, reissues, re-examinations, continuations, renewals and extensions thereof, and all inventions, including the right to file applications and the priority right.

“Permits” means licenses, permits, approvals, registrations and other authorizations issued by Governmental Authorities.

“Permitted Encumbrance” means any (a) Encumbrances of mechanics or materialmen or other similar liens incurred in the ordinary course of business for sums not yet due or, if due, the payment of which is being contested in good faith through appropriate proceedings so long as such proceedings shall not interfere with the development, construction, operation or maintenance of the Project, or a bond or other security has been posted or provided in such manner and amount as to assure that any amounts determined to be due will be promptly paid in full when such contest is determined; (b) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property; or (c) easements, covenants, conditions, restrictions and other similar matters affecting real property and listed on Schedule C.

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“Permitted Transferee” has the meaning specified in the LLC Agreement.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity or Governmental Authority.

“Power Purchase Agreement” means that certain Power Purchase Agreement between National Grid and Project LLC, dated as of May 26, 2011 with respect to the Project, as amended, as presented by Development to the Investor prior to the date of this Agreement.

“Power Purchaser” means National Grid.

“Project Intellectual Property” means, to the extent and only to the extent owned or validly licensed to Project LLC and used exclusively for the development, permitting, acquisition, installation, ownership, marketing, sale, financing and planned operation of the Project: all Patents and industrial designs (including any continuations, continuations-in-part, renewals, reissues and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Trademarks, mask works, service marks, service names, logos, internet domain names (together with all goodwill, registrations and applications related to the foregoing); technology, know-how, processes, trade secrets, inventions, proprietary rights, proprietary data, formulae, research and development data, databases, computer software programs and other intellectual property as provided by applicable Law or any of the Contracts, and any registrations or applications for the same and all goodwill associated therewith.

“Project LLC Pre-Closing Liabilities” means, with respect to the Project LLC, (a) any Liabilities, including, without limitation, any Claim by a third party to the extent accrued or incurred or otherwise arising or occurring prior to the Closing, and (b) any Liabilities arising out of or occurring as a result of the Prior Purchase Agreement or Development’s failure to perform its obligations under the Project LLC Purchase Agreement.

“Project Miscellaneous Assets” means, with respect to the Project, the right of Development or Project LLC to any and all (a) refundable deposits in connection with any utility service exclusively relating to the development, permitting, acquisition, installation, ownership, marketing, sale, financing and planned operation of the Project; (b) all videotapes, films, brochures, marketing packages and other advertising and promotional materials used exclusively in connection with the Project; (c) the work product and goodwill exclusively relating to the development, permitting, acquisition, installation, ownership, marketing, sale, financing and planned operation of the Project, including all studies and reports relating to the Project or the technology contemplated to be used therein; (d) all proposals, estimates, projections and plans prepared by architects or engineers relating exclusively to the development, permitting, acquisition, installation, ownership, marketing, sale, financing and planned operation of the Project; (e) all rights, title and interests in and to all Environmental Attributes related to, or to be generated or produced by, the Project after the Closing Date, and all proceeds and benefits thereof and therefrom; and (f) all other books and records relating to the Project and Project LLC.

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“Release” means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, migrating, seeping, leaching, dumping or disposing of any substance, material, product or waste (including the abandonment or discarding of a barrel, container or any other receptacle containing a substance, material, product or waste) into or through the environment.

“Releasees” has the meaning set forth in Section 7.06.

“Releasors” has the meaning set forth in Section 7.06.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any currently existing or future corporation or other entity (a) more than fifty percent (50%) of the voting stock in which is owned or controlled, directly or indirectly, by such Person or by any Subsidiary of such Person or (b) which is otherwise controlled, directly or indirectly, by such Person or by any Subsidiary of such Person or otherwise.

“Tax” or “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (b) any Liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any Contract.

“Trademarks” means all registered or unregistered trademarks, trade names, business names, corporate names, brand names, brands, designs, trade dress, logos, slogans, identifying indicia and service marks, including registrations and applications for registration thereof.

“Transmission Provider” means National Grid.

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10.02.         Index of Certain Other Definitions. The following capitalized terms used in this Agreement have the meanings located in the corresponding Section referred to below:

Term	Section
AAA	Section 9.08
Agreement	Preamble
Austep SpA Reimbursement Fee	Recitals
Cap	Section 8.03
Claimant	Section 8.02(b)
Closing	Article II
Closing Date	Article II
Closing Development Fee	Recitals
Closing Fee	Recitals
Closing Payment	Recitals
Company	Preamble
Consideration	Section 1.01
Contract	Section 3.10
Development	Preamble
Encumbrances	Section 3.08(d)
Environmental Documentation	Section 3.11(f)
Fundamental Representations	Section 8.01
Holdback	Section 1.02
Holdback Amount	Recitals
Indemnified Parties	Section 8.02(a)
Indemnitor	Section 8.02(a)
Interconnection Agreement Condition	Section 6.01(g)
Investor	Preamble
LLC Agreement	Recitals
Outstanding Permits	Section 3.11(b)
PPA Condition	Section 6.01(f)
Preparation Fee	Recitals
Prior Purchase Agreement	Recitals
Proceedings	Section 3.12
Project	Recitals
Project Assets	Section 3.08
Project LLC	Recitals
Project LLC Purchase Agreement	Recitals
Related Party	Section 3.14
Series A Units	Recitals
Series B Units	Recitals
Seller	Recitals
Third Party Claim	Section 8.02(b)

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10.03.         Rules of Construction. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and will not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms will also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language will not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Development and Indemnification Agreement on the date first above written.

RHODE ISLAND Energy Partners LLC

a Delaware limited liability company

By: York Renewable Energy Partners LLC, its

Sole Member

By:
Name:
Title:

[Signature Page: Development and Indemnification Agreement]

York Renewable Energy Partners LLC

a Delaware limited liability company

By:
Name:
Title:

[Signature Page: Development and Indemnification Agreement]

BLUE SPHERE CORPORATION

a Nevada corporation

By:
Name:
Title:

[Signature Page: Development and Indemnification Agreement]

Exhibit A

Project LLC Purchase Agreement

Exhibit B

Form of LLC Agreement